Exhibit 99.1

JetPay® Corporation Reports Third Quarter Results

Reports Third Quarter Revenue Growth of 14.0%

Allentown, PA – November 9, 2018 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the third quarter and nine months ended September 30, 2018.

Financial Highlights

•	Revenues increased 14.0%, or $1.9 million, to $15.5 million for the three months ended September 30, 2018 as compared to $13.6 million for the same period in 2017, and increased 12.0% to $46.6 million for the nine months ended September 30, 2018, an increase of $5.0 million from $41.6 million in the same period in 2017.

•	Revenues within our Payment Services Segment increased 16.0%, or $1.6 million, to $11.3 million for the three months ended September 30, 2018 as compared to $9.7 million for the same period in 2017, and increased 14.4% to $32.7 million for the nine months ended September 30, 2018, an increase of $4.1 million from $28.6 million for the same period in 2017.

•	Revenues within our HR & Payroll Services Segment increased $347,000, or 9.0%, to $4.2 million in the three months ended September 30, 2018, as compared to $3.9 million for the same period in 2017, and increased 6.6% to $13.9 million for the nine months ended September 30, 2018, an increase of $861,000 from $13.0 million for the same period in 2017. Under former ASC Topic 605, revenues in the HR & Payroll Services Segment would have increased 11.2%. This organic growth is primarily the result of increased revenues from our Workforce Today® product, a full-suite human capital management solution, highly desirable by mid-size and larger employers.

•	Consolidated gross profit increased 16.0% to $6.5 million, or 41.9% of revenues, for the three months ended September 30, 2018, up from $5.6 million, or 41.2% of revenues, for the same period in 2017, and up 14.3% or $2.6 million to $21.0 million, or 45.0% of revenues, for the nine months ended September 30, 2018, up from $18.4 million, or 44.1% of revenues, for the same period in 2017.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $737,000 and $936,000 for the third quarter of 2018 and 2017, respectively, and $5.2 million and $3.3 million for the nine month periods ended September 30, 2018 and 2017, respectively. EBITDA, adjusted for non-recurring and non-cash items (“adjusted EBITDA”- see Non-GAAP financial measures definition and reconciliation of operating income (loss) to EBITDA and adjusted EBITDA below) was $1.2 million and $1.1 million for the third quarter of 2018 and 2017, respectively, and $5.2 million for the nine months ended September 30, 2018, as compared to $4.9 million for the same period in 2017. The increase in EBITDA of $2.0 million, or 60.5%, for the first nine months of 2018 vs. 2017 was directly related to the Company’s April 30, 2018 settlement of litigation with Valley National Bank, which contributed an incremental $2.2 million of EBITDA, in addition to organic growth in both the Company’s Payment Services and HR & Payroll Services operations.

•	The ratio of our total debt to total capitalization, which consists of total debt of $14.7 million and common stock subject to possible redemptions, convertible preferred stock and stockholders’ equity totaling $63.5 million, was 18.8% at September 30, 2018, an improvement from 20.5% at December 31, 2017 when our total debt was $16.1 million. As of September 30, 2018, we had positive working capital of $736,000.

“JetPay has seen a sustained growth of 14% for our third quarter with continued improvements in our gross profit margin and adjusted EBITDA, reflecting our investments in people, products, and infrastructure,” added Diane Faro, the CEO of JetPay.

Agreement to Be Acquired by NCR Corporation

On October 22, 2018, the Company announced that it entered into a definitive agreement on October 19, 2018 to be acquired by NCR Corporation (“NCR”). Pursuant to the agreement, Orwell Acquisition Corporation (“NCR Merger Sub”), a subsidiary of NCR, will seek to acquire all of the outstanding shares of the Company's common stock and preferred stock in an all-cash tender offer and follow-on merger. Additional details of the agreement were set forth in a Form 8-K filed with the Securities and Exchange Commission on October 22, 2018. NCR Merger Sub and NCR launched the tender offer for all outstanding shares of the Company’s common stock and preferred stock on November 2, 2018 and, in connection with the offer, NCR Merger Sub and NCR filed a tender offer statement on Schedule TO with the SEC and the Company filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC.

“The JetPay team is excited about our recently announced agreement to become part of the NCR family. We have always focused on bringing value to our Payments and HR & Payroll clients through innovative solutions and the highest level of customer service, and we will continue to search for strategic alternatives to expand our market reach. We share similar values and beliefs with NCR, and we are confident that this partnership will dramatically accelerate our ability to make the complex simple for businesses of all sizes. We are proud to have been chosen to be part of NCR’s strategic initiative to integrate a cloud-based payments platform into their enterprise point-of-sale system and adding payroll services to create even greater value for our combined customer base,” stated Diane Faro, CEO of JetPay about the transactions contemplated by the merger agreement.

In light of the agreement with NCR, JetPay will not host a conference call to discuss third quarter results or provide a business outlook.

Third Quarter 2018 Compared to Third Quarter 2017 (As Adjusted)

Revenues were $15.5 million for the three months ended September 30, 2018, compared to $13.6 million for the same period in 2017. Revenues for the Payment Services Segment increased $1.6 million, or 16.0%, for the three months ended September 30, 2018, compared to the same period in 2017. This increase related to organic growth in our Government and Utilities, e-Commerce, and ISO/ISV sectors, including an increase in revenues in our JetX discount for cash product. Revenues for the HR & Payroll Services Segment increased $347,000, or 9.0%, for the three months ended September 30, 2018, as compared to the same period in 2017. This increase was attributable to increased demand for our full-suite, human capital management services.

Gross profit for the three months ended September 30, 2018 was $6.5 million, compared to $5.6 million for the same period in 2017. The $897,000, or 16.0%, increase was related to revenue growth within both the Payment Services Segment and the HR & Payroll Services Segment. Operating loss for the three months ended September 30, 2018 was $(492,000), compared to a loss of $(45,000) for the same period in 2017. Operating loss includes depreciation and amortization expense of $1.2 million and $1.1 million for the three months ended September 30, 2018 and 2017, respectively. The decrease in operating income was impacted by an increase in fees for non-recurring professional matters related to the October 22, 2018 announcement of the Company’s definitive agreement to be acquired by NCR Corporation.

Net loss for the three months ended September 30, 2018 was $(1.15) million or a net loss applicable to common stockholders of $(3.5) million after accretion of convertible preferred stock of $2.4 million, compared to a net loss of approximately $(414,000), or a net loss applicable to common stockholders of $(3.2) million after accretion of convertible preferred stock of $2.8 million for the same period in 2017. The decrease in net income was primarily related to the decrease in operating income described above, as well as an increase in income tax expenses.

First Nine Months of 2018 Compared to First Nine Months of 2017 (As Adjusted)

Revenues were $46.6 million for the nine months ended September 30, 2018, compared to $41.6 million for the same period in 2017. Revenues for the Payment Services Segment increased $4.1 million, or 14.4%, for the nine months ended September 30, 2018, compared to the same period in 2017. This increase related to organic growth in our Government and Utilities, e-Commerce, and ISO/ISV sectors, including an increase in revenues in our JetX discount for cash product. Revenues for the HR & Payroll Services Segment increased $861,000, or 6.6%, for the nine months ended September 30, 2018, as compared to the same period in 2017. This increase was attributable to increased demand for our full-suite, human capital management services. The growth within the HR & Payroll Services Segment was negatively impacted by the adoption of ASC Topic 606. Under former ASC Topic 605, revenues in the HR & Payroll Services Segment would have increased 11.2%.

Gross profit for the nine months ended September 30, 2018 was $21.0 million, compared to $18.4 million for the same period in 2017. The $2.6 million, or 14.3%, increase was related to revenue growth within both segments. Operating income for the nine months ended September 30, 2018 was $2.0 million, compared to $229,000 for the same period in 2017. Operating income includes depreciation and amortization expense of $3.6 million and $3.4 million for the nine months ended September 30, 2018 and 2017, respectively. The increase in operating income was partially related to organic growth in the Payment Services and HR & Payroll Services Segments, as well as the Company’s favorable settlement of litigation involving Valley National Bank on April 30, 2018 which contributed an incremental $2.2 million of operating income in the second quarter of 2018, partially offset by a $450,000 legal settlement, and an increase in professional fees for non-repetitive matters of $925,000, including costs related to the recent merger agreement signing with NCR Corporation.

Net loss for the nine months ended September 30, 2018 was $(10,000), or a net loss applicable to common stockholders of $(8.4) million, after accretion of convertible preferred stock of $8.4 million, compared to a net loss of approximately $(914,000), or a net loss applicable to common stockholders of $(8.4) million after accretion of convertible preferred stock of $7.5 million. The decrease in net loss was primarily related to the increase in operating income described above.

About JetPay Corporation

JetPay Corporation, based in Allentown, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlements, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation (Unaudited)

(000’s omitted)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(As Adjusted)		(As Adjusted)

Operating income (loss)	$(492)	$(45)	$1,970	$229
Change in fair value of contingent consideration liability	(17)	(160)	(374)	(343)
Amortization of intangibles	849	874	2,545	2,623
Depreciation	397	267	1,084	746

EBITDA	$737	$936	$5,225	$3,255

Professional fees for non-repetitive matters	273	23	1,164	239
Legal settlements	-	-	(1,725)	747
Non-cash stock based compensation	136	181	499	565
Non-cash loss on disposal of fixed asset	27	-	35	110

Adjusted EBITDA	$1,173	$1,140	$5,198	$4,916

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2017, the Company’s Quarterly Reports on Form 10-Q the Company’s Current Reports on Form 8-K, the tender offer documents filed and to be filed by NCR Merger Sub, NCR and our other filings made with the SEC. These risks include risks and uncertainties related to the pending acquisition of the JetPay by NCR, including the timing of completion of the associated tender offer and follow-on merger; how many of our stockholders will tender their shares in the offer; the possibility that various closing conditions for the offer or the merger may not be satisfied or waived; the possibility that competing offers will be made; possible litigation related to the offer and the merger; and the impact of the offer and the merger on our operations and business and on our relationships with our employees, clients and suppliers.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

NCR Merger Sub’s tender offer for shares of the Company’s stock and preferred stock commenced on November 2, 2018 and, in connection with the offer, on November 2, 2018, NCR Merger Sub and NCR filed a tender offer statement on Schedule TO with the SEC and the Company filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. The Company’s stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 filed by the Company with the SEC because they contain important information about the proposed transaction. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, copies of the offer to purchase, letter of transmittal and other related materials are available free of charge by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll-free at (888) 750-5834.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
		(As Adjusted)		(As Adjusted)

Revenues	$15,471	$13,575	$46,581	$41,601
Cost of revenues	8,983	7,984	25,602	23,240

Gross profit	6,488	5,591	20,979	18,361

Selling, general and administrative expenses	5,751	4,655	17,479	14,359
Settlement of legal matters	-	-	(1,725)	747
Change in fair value of contingent consideration liability	(17)	(160)	(374)	(343)
Amortization of intangibles	849	874	2,545	2,623
Depreciation	397	267	1,084	746

Operating (loss) income	(492)	(45)	1,970	229

Other expenses (income)
Interest expenses	266	281	802	852
Non-cash interest costs	29	39	95	106
Other income	(8)	(7)	(23)	(14)

(Loss) income before income taxes	(779)	(358)	1,096	(715)

Income tax expense	372	56	1,106	199

Net Loss	(1,151)	(414)	(10)	(914)
Accretion of convertible preferred stock	(2,376)	(2,758)	(8,346)	(7,533)

Net loss applicable to common stockholders	$(3,527)	$(3,172)	$(8,356)	$(8,447)

Basic and diluted loss per share applicable to common stockholders	$(0.23)	$(0.20)	$(0.54)	$(0.53)

Weighted average shares outstanding:
Basic and diluted	15,434,331	15,660,540	15,479,211	15,974,981

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)	(As Adjusted)
Current assets:
Cash	$8,292	$6,824
Restricted cash	1,908	1,905
Accounts receivable, less allowance for doubtful accounts	4,046	5,269
Settlement processing assets and funds	35,751	52,116
Prepaid expenses and other current assets	1,640	1,725

Current assets before funds held for clients	51,637	67,839
Funds held for clients	43,438	49,288
Total current assets	95,075	117,127
Property and equipment, net	5,595	3,970
Goodwill	48,978	48,978
Identifiable intangible assets, net	20,053	22,598
Other assets	1,715	1,448

Total assets	$171,416	$194,121

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$3,396	$3,364
Accounts payable and accrued expenses	12,290	11,569
Settlement processing liabilities	35,141	51,407
Deferred revenue and other current liabilities	74	1,083
Current liabilities before client fund obligations	50,901	67,423
Client fund obligations	43,438	49,288
Total current liabilities	94,339	116,711
Long-term debt and capital lease obligation, net of current portion	11,275	12,700
Deferred income taxes	1,724	845
Other liabilities	583	1,452
Total liabilities	107,921	131,708

Commitments and Contingencies

Redeemable Convertible Preferred Stock	69,493	59,684

Common Stock, subject to possible redemption	4,086	3,520

Stockholders’ Deficit	(10,084)	(791)

Total Liabilities and Stockholders’ Deficit	$171,416	$194,121

JetPay Corporation

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Nine Months Ended September 30,
	2018	2017
		(As Adjusted)
Operating Activities
Net loss	$(10)	$(914)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,084	746
Stock-based compensation	471	531
Employee stock purchase plan expense	28	34
Common Stock issued as compensation	-	97
Amortization of intangibles	2,545	2,623
Non-cash interest costs	95	106
Change in fair value of contingent consideration liability	(374)	(343)
Loss on disposal of fixed assets	35	110
Deferred income taxes	879	-
Change in operating assets and liabilities	844	(847)
Net cash provided by operating activities	5,597	2,143

Investing Activities
Net decrease in funds held to satisfy client fund obligations	5,850	4,186
Purchase of property and equipment	(2,208)	(1,591)
Net cash provided by investing activities	3,642	2,595

Financing Activities
Payments on long-term debt and capital lease obligations	(2,538)	(7,447)
Proceeds from issuance of common stock pursuant to employee stock purchase	105	181
Proceeds from notes payable	515	677
Proceeds from the sale of preferred stock, net of issuance costs	-	825
Deferred financing fees associated with new borrowings	-	(76)
Payment of deferred and contingent acquisition consideration	-	(314)
Net decrease in client funds obligations	(5,850)	(4,186)
Net cash used in financing activities	(7,768)	(10,340)

Net increase (decrease) in cash and restricted cash	1,471	(5,602)

Cash and restricted cash, beginning	8,729	14,713
Cash and restricted cash, ending	$10,200	$9,111